Exhibit 99.2
Doximity Appoints Phoebe Yang to Its Board of Directors
Experienced Director and Executive Brings Health System and Cloud Expertise
SAN FRANCISCO, August 4, 2022 – Doximity, Inc. (NYSE: DOCS), the leading digital platform for U.S. medical professionals, today announced the appointment of Phoebe L. Yang to its Board of Directors. Ms. Yang has been General Manager at Amazon Web Services, Healthcare, and a member of the board of directors for CommonSpirit Health, one of the largest U.S. health systems. Ms. Yang is a long-time member of the Council on Foreign Relations, and has served as an appointee in two Presidential Administrations. In 2021, she was named one of Modern Healthcare’s Top 100 Most Influential People in Healthcare and one of Fierce Healthcare’s Top 10 Women of Influence.
“We’re delighted to welcome Phoebe to our Board,” said Jeff Tangney, co-founder and CEO of Doximity. “Phoebe is a rare ‘two-sport’ leader, well-versed in both healthcare and technology. Her industry insight and go-to-market expertise will be invaluable as we continue to grow and serve all 20 of the top 20 health systems. We’re delighted to work with Phoebe to put technology to work for doctors.”
As a Board member, Ms. Yang will provide strategic guidance to Doximity as it continues to innovate its clinical productivity tools and build the “physician cloud” for U.S. health systems. In addition to her work at AWS, Healthcare, Ms. Yang has served in C-suite or executive leadership roles at four publicly traded companies. She has also served on the board of directors for Providence St. Joseph Health, as Chief Strategy Officer and Chief Architect for Population Health at Ascension, and as Lead Expert on Health IT and Broadband Task Forces for the White House.
“I’m excited to join Doximity’s Board of Directors during a time of significant growth and opportunity,” said Yang. “Doximity’s ‘physicians first’ philosophy helps make doctors more productive so they can improve patient experiences and outcomes – there is no more important mission in healthcare today. I look forward to working with Jeff Tangney, one of the most impressive CEOs in digital health, his exceptional leadership team, and Doximity’s impressive Board in leveraging technology to enable and support clinicians and their patients.”
About Doximity
Founded in 2010, Doximity is the leading digital platform for U.S. medical professionals. The company’s network members include over 80% of U.S. physicians across all specialties and practice areas. Doximity provides its verified clinical membership with digital tools built for medicine, enabling them to collaborate with colleagues, stay up to date with the latest medical news and research, manage their careers and on-call schedules, and conduct virtual patient visits. Doximity’s mission is to help doctors be more productive so they can provide better care for their patients. For more information visit Doximity.com.